Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FIRST QUARTER RESULTS AND REVISES

FISCAL 2007 GUIDANCE

Reports First Quarter Sales Increase of 8% to $317 Million and Loss of 12 Cents Per Share;

4 Cents Per Share After Adjusting for the Stock Dividend

Lowers Fiscal 2007 Sales and EPS Outlook

WALNUT CREEK, CALIFORNIA, February 7, 2007 – Central Garden & Pet Company (NASDAQ: CENT) today announced results for its first quarter ended December 30, 2006.

The Company reported net sales of $317 million, an increase of 8% from $293 million in the comparable fiscal 2006 period. Income from operations for the quarter decreased 39% to $5.9 million from $9.8 million in the year ago period. The Company reported a net loss for the quarter of $3.0 million, or $0.12 per fully diluted share, compared to net income of $2.6 million, or $0.12 per fully diluted share, in the year ago period. On a post-dividend basis, the loss per share was $0.04 compared to earnings per share of $0.04 in the year ago period. Depreciation and amortization for the quarter was $6.8 million compared to $5.2 million in the year ago period. Branded product sales increased 14%. Sales of other manufacturers’ products declined 11%. Organic sales decreased 3%.

Net sales for the Garden Products segment were $115 million, a decrease of 8% from $126 million in the comparable fiscal 2006 period. The Garden Products operating loss was $2.1 million compared to a loss of $0.5 million in the year ago period. Branded product sales decreased 4%. Sales of other manufacturers’ products declined 27%. Organic sales decreased 10%. Net sales for the Pet Products segment were $202 million, an increase of 21% from $167

-more-

million in the comparable fiscal 2006 period. Operating income for the Pet Products segment was $18 million relatively unchanged from a year ago. Branded product sales increased 28%. Sales of other manufacturers’ products declined 1%. Organic sales increased 3%.

“Our results for the quarter are disappointing and consistent with our preannouncement on January 22. These results reflect a late quarter shift in purchases by lawn & garden retailers, lower sales and a mix shift within the pet bird and small animal categories and extraordinary increases in grain costs,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet. “These and certain other factors are impacting our expectations for the full fiscal year 2007, and we have revised our outlook accordingly. Other factors affecting the year include lower sales and profits in aquatics due primarily to a large retailer announcement that it will no longer sell live fish in many of its stores; execution challenges in our garden distribution operations that are being addressed aggressively; and the impact of a later than anticipated start-up of new garden manufacturing capacity due to construction delays.”

Net sales for fiscal 2007 are now projected to be between $1.72 and $1.75 billion. Operating income is expected to be between $144 and $150 million. Net income is expected to be between $60 and $65 million. The corresponding earnings per fully diluted share before the distribution of the special 2-for-1 Class A Common stock dividend is expected to be between $2.50 and $2.65. After the distribution of the special stock dividend, earnings per fully diluted share is expected to be between $0.83 and $0.88. This guidance does not assume any additional acquisitions.

“The fundamentals of our business remain solid. We have strong leadership positions in two great industries. Our portfolio of leading brands positions us to grow the business through innovation, improved operations and strategic acquisitions,” concluded Mr. Novotny. “We are focused on executing our strategic plan and committed to growing our market share and improving returns to our shareholders.”

The Company will discuss its first quarter results and its updated 2007 guidance on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-866-543-6408 and passcode 93996314 (domestic) or 617-213-8899 and passcode 93996314 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 99997058 (domestic) and 617-801-6888 and passcode 99997058 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands Pennington and The Rebels; wild bird feed and the brands Pennington and Kaytee; weed and insect control and the brands AMDRO, Sevin, Ironite and Over ‘N Out and; decorative outdoor patio products and the brands Norcal, New England Pottery and Matthews Four Seasons. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands Adams and Zodiac; aquatics and reptile and the brands Oceanic, Aqueon and RZilla; bird & small animal and the brands Kaytee, Super Pet and CritterTrail; dog & cat and the brands TFH/Nylabone, Four Paws, Pinnacle and Avoderm; and equine and the brands Farnam, Bronco and Super Mask. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 30, 2006	December 24, 2005
Net Sales	$317,398	$292,731
Cost of Goods Sold and Occupancy	215,528	200,733

Gross Profit	101,870	91,998

Selling, General and Administrative
Expenses	95,945	82,223

Income from Operations	5,925	9,775

Interest Expense	(11,405)	(6,344)
Interest Income	676	685
Other Income	89	49

Income (Loss) Before Income Taxes and Minority Interest	(4,715)	4,165

Income Taxes (Benefit)	(1,849)	1,605
Minority Interest	100	—

Net Income (Loss)	$(2,966)	$2,560

Basic Earnings (Loss) Per Common Share:	$(0.12)	$0.12

Diluted Earnings (Loss) Per Common Share:	$(0.12)	$0.12

Weighted Average Shares Outstanding
Basic	23,747	21,335
Diluted	23,747	21,826

Earnings per share restated to give effect to the Class A common stock dividend issued February 5, 2007:

Basic Earnings (Loss) Per Common Share	$(0.04)	$0.04

Diluted Earnings (Loss) Per Common Share:	$(0.04)	$0.04

Weighted Average Shares Outstanding
Basic	71,241	64,005
Diluted	71,241	65,478

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 30, 2006	December 24, 2005
Assets
Current Assets:
Cash & Cash Equivalents	$24,647	$12,913
Accounts Receivable	176,305	155,908
Inventories	406,738	322,775
Other Current Assets	44,796	28,201

Total Current Assets	652,486	519,797

Property & Equipment - Net	171,722	114,972

Goodwill	562,447	364,732
Deferred Income Taxes and Other Assets	177,602	83,434

Total	$1,564,257	$1,082,935

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$143,766	$119,837
Accrued Expenses	75,277	66,187
Current Portion of Long-Term Debt	3,039	1,772

Total Current Liabilities	222,082	187,796

Long-Term Debt	578,901	321,556
Other Long-Term Obligations	29,424	19,411
Convertible Redeemable Preferred Stock	750	3,000
Minority Interest	566	—
Shareholders’ Equity	732,534	551,172

Total	$1,564,257	$1,082,935